Exhibit 8.1
                                                  Opinion of Brown & Wood LLP
                                                  with respect to Tax Matters



                                   September 6, 1996




First Merchants Acceptance Corporation
570 Lake Cook Road, Suite 126
Deerfield, Illinois 60015


     Re:  First Merchants Acceptance Corporation
          Registration Statement on Form S-3 (No. 333-09487)
          --------------------------------------------------

Ladies and Gentlemen:

     We have acted as special federal tax counsel to First Merchants Acceptance Corporation, a Delaware corporation (the "Registrant"), in connection with the proposed issuance and sale of its Asset Backed Notes (the "Notes") and Asset Backed Certificates (the "Certificates" and, together with the Notes, the "Securities"), to be issued from time to time in one or more series. Each series of Securities will be issued by either (a) a trust formed by the Registrant pursuant to a trust agreement (each, a "Trust Agreement") between the Registrant and a trustee or (b) a trust formed pursuant to a pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Registrant, a servicer, and a trustee. The property of each trust will include motor vehicle retail installment sale contracts and certain other property. Each series of securities issued under a Trust Agreement may include one or more classes of Notes, which will be issued pursuant to an indenture (each, an "Indenture") between the related trust and an indenture trustee. Each series may include one or more classes of Certificates, which will be issued pursuant to a Trust Agreement or a Pooling and Servicing Agreement.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under the headings "Summary of Terms -- Tax Status" and "Certain Federal Income Tax Consequences" in the prospectus relating to the Securities (the "Prospectus"), all a part of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration of the Securities under the Act. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those tax consequences that are discussed, in our opinion, the description is accurate in all material respects. Furthermore, we hereby confirm that, as specified in the Prospectus, we will provide an opinion to the trust specified in the related prospectus supplement that (i) with respect to a trust as to which a partnership election is made, the trust will not be classified as an association taxable as a corporation or a publicly traded partnership taxable as a corporation, (ii) with respect to a trust as to which no partnership election is made, the trust will not be classified as an association taxable as a corporation and that such trust will be classified as a grantor trust under Internal Revenue Code of 1986, as amended, and (iii) unless otherwise specified in the related prospectus supplement, the Notes will be classified as debt for federal income tax purposes.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to the Registrant) under the headings "Summary of Terms -- Tax Status" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                   Very truly yours,

                                   /s/ Brown & Wood LLP